Dated 17 September 2009

OBIO PHARMACEUTICAL HOLDINGS LIMITED

and

OBIO PHARMACEUTICAL (H.K.) LIMITED

________________________________________

SUB-LICENCE AGREEMENT

________________________________________

SUB-LICENCE AGREEMENT

THIS AGREEMENT is made the

17th

day of   September

2009.

BETWEEN

:

(1)

OBIO PHARMACEUTICAL HOLDINGS LIMITED whose principal place of business is at Suite 1201, Tower 2, The Gateway, 25 Canton Road, Tsimshatsui, Kowloon, Hong Kong ("OPHL"); and

(2)

OBIO PHARMACEUTICAL (H.K.) LIMITED who principal place of business is at Suite 1111, Tower 2, 30 Canton Road, Tsimshatsui, Kowloon, Hong Kong (“OHK”).

WHEREAS :

(A)

Pursuant to an Exclusive Licence Agreement dated 19 September 2006, OPHL has been granted from Walcom (defined below) a limited exclusive licence of the Licensed Patents (defined below) insofar as they relate to the Field (defined below), with the right to grant sub-licences.

(B)

OPHL has agreed to grant to OHK, and OHK has agreed to accept, a limited exclusive sub-licence of the Licensed Patents for research and product development in the field of Antiviral Drugs (defined below) in accordance with the provisions of this Agreement.

IT IS HEREBY AGREED :

1.

DEFINITIONS AND INTERPRETATION

1.1

In this Agreement, including its Recitals and the Schedules, unless the context otherwise requires :

"Antiviral Drugs"	means a class of medication used specifically for treating viral infections;
“Antiviral Drugs Products”

means any and all products that are produced by, or services that are provided by, OHK relating to Antiviral Drugs, with the benefit of the Licensed Patents, whether within or outside of the scope of any of the claims of the Licensed Patents or Sub-Licensee Inventions;

"Approval Term"	means three (3) years from the date of filing of an application for FDA Approval, and any extension thereof in accordance with Clause 2;
"Associated Company"

means any business entity in which any of OPHL or OHK, as the case may be, directly or indirectly controls, or any business entity under the common control of the same holding company or ultimate holding company of OPHL or OHK, but any business entity shall be deemed an Associated Company only for as long as such control exists (control herein shall mean holding more than thirty per cent, (30%) of the shares entitled to vote at any general meeting);

“Business Day”	means any day on which banks are generally open for business in Hong Kong (excluding Saturday);
"Effective Date"	means the date of creation or date immediately prior to the filing of any patent application (whichever is the later) in respect of the particular patent to which the effective date is applicable;
“Exclusive Licence Agreement”

means the Exclusive Licence Agreement dated 19 September 2006, pursuant to which OPHL has been granted from Walcom a limited exclusive licence of the Licensed Patents insofar as they relate to the Field;

“Existing Inventions”	means the inventions claimed and described within the Patent Applications and as briefly described in Schedule 2;
"FDA"

means the United States Food and Drugs Administration, or the national equivalent of the United States Food and Drugs Administration in any other developed country that has food and drug standards at an equivalent level, or higher, as the United States;

"FDA Approval"

means the registered certification or other approval that is issued by the FDA confirming that the products and services that are to be the Antiviral Drugs Products satisfy the FDA's health, safety and other regulatory requirements rendering them suitable for human application or consumption;

“Field”	means direct human application or direct human consumption of the Existing Inventions and Improvement Inventions whether by injection, ingestion or insertion;
“Hong Kong”	means the Hong Kong Special Administrative Region of The People’s Republic of China;

“Improvement Inventions”

means any developments, discoveries, advancements, modifications, improvements, continuations, continuations in part, extensions, reissues and/or divisions of the Existing Inventions which may arise as a result of the research and development of the Existing Inventions and any previous Improvement Inventions;

"Information"

means any information including without limitation that contained in documents or data contained in identifiable databases, such documents and databases being in the possession and control of OPHL, existing as of the date hereof and hereafter which may be relevant to the development, production or exploitation of the Intellectual Property Rights in the possession, control or knowledge of the relevant party and which is of a confidential nature;

"Initial Term"	means the period commencing on the date of this Agreement and ending on 19 September 2011, and any extension thereof in accordance with Clause 2;
"Intellectual Property Rights"

means any rights, including Information, pertaining to patents, know-how, confidential information, trade secrets, copyrights and the goodwill associated therewith and all rights or forms of protection of an equivalent or similar effect (whether registered or unregistered) which may subsist anywhere in the world;

"Licensed Patents"	means the Existing Inventions and any Improvement Inventions and patents therefor;
“Net Sales Value”

means the invoiced price of the Antiviral Drugs Products sold by OHK in arm’s length transactions exclusively for money or, where the sale is not at arm’s length or exclusively for money, the price that would have been so invoiced if it had been at arm’s length, after deduction of normal trade discounts actually granted and any credits actually given, and, provided the amounts are separately charged on the relevant invoice, less any separately identified and invoiced costs of packaging, insurance, carriage and freight, any value added tax or other sales tax, and any import duties or similar applicable government levies;

“Patent Applications”

means the applications for patents in any country, short particulars of which are set out in Schedule 1 hereto, and including any divisions, continuations or international or national extensions thereof;

"Sales Term"

means ten (10) years from the date of issuance of FDA Approval of the Antiviral Drugs Products or legal sale of the Antiviral Drugs Products (in the event FDA Approval is not required) or until OHK no longer produces or provides the Antiviral Drugs Products, whichever is the shorter period;

"Sub-Licensee Inventions"

means any and all inventions relating to Antiviral Drugs, whether or not patents are applied for or registered, by OHK or any Associated Company as a result of OHK's or any Associated Company's research and development of the Licensed Patents following granting of this sub-licence;

"Territory"	means worldwide;
“Walcom”

means Walcom Bio-Chemicals Industrial Limited, Walcom Animal Science (I.P.) Limited, Walcom Animal Science (I.P.2) Limited, Walcom Animal Science (I.P.3) Limited, Walcom Animal Science (I.P.4) Limited and Walcom Animal Science (I.P.5) Limited; and

“HK$” or “Hong Kong Dollars”	means the lawful currency of Hong Kong.

1.2

Headings are inserted for convenience only and shall be ignored in construing this Agreement.  Any reference to Recitals and Clauses or the Schedules is a reference to the recitals and clauses of, and the schedules to this Agreement.

1.3

Any reference to a statutory provision shall include a reference to that provision as amended or re-enacted from time to time.

1.4

Unless otherwise defined or unless the context or subject matter otherwise requires, any reference to parties to this Agreement shall include their respective permitted assignees and successors.

1.5

The singular includes the plural and vice versa, words importing gender or the neuter include both genders and the neuter.

1.6

Any reference to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as it may have been, or may be, amended, varied, novated or supplemented.

2.

LICENSED RIGHTS

2.1

In consideration of the payment of royalties in accordance with Clause 5 and the undertakings given by OHK herein, with effect from the Effective Date OPHL hereby grants to OHK, subject to the provisions of this Agreement, a limited exclusive sub-licence of the Licensed Patents insofar as they relate to Antiviral Drugs only for the Initial Term, to develop and use the Existing Inventions only in the Field relating to Antiviral Drugs, and to manufacture, use and sell or supply and offer to provide the Antiviral Drugs Products in the Territory.

2.2

If OHK has failed to apply for FDA Approval of the Antiviral Drugs Products within the Initial Term, OPHL shall deem OHK as unlikely to do so, and this Agreement shall, without prejudice to Clause 7, be terminated at the end of the Initial Term; unless OHK can prove to the reasonable satisfaction of OPHL, and subject to Walcom's approval, that the progress of OHK's research and development has reached a satisfactory stage having regard to the financial and other resources committed by OHK to such research and development, and which shall be of a level and standard that OPHL could reasonably expect from a sophisticated and developed company engaged in equivalent research and development.

2.3

In the event that OHK is notified by OPHL that an extension of this Agreement beyond the Initial Term has been granted, this Agreement shall be extended for a period as specified by OPHL and the parties shall review the status again after such extension; whereupon the provisions of Clause 2.2 and this Clause 2.3 shall apply.

2.4

Upon OHK applying for FDA Approval within the Initial Term (whether as originally granted or extended in accordance with Clause 2.3), the sub-licence granted in Clause 2.1 above shall be deemed granted for the Approval Term.  If OHK has failed to secure FDA Approval of the Antiviral Drugs Products within the Approval Term, OPHL shall deem OHK as unlikely to do so, and this Agreement shall, without prejudice to Clause 7, be terminated at the end of the Approval Term; unless OHK can prove to the reasonable satisfaction of OPHL, and subject to Walcom's approval, that the progress of the FDA Approval application has reached a satisfactory stage having regard to the nature of any issues raised by the FDA, OHK's responses to the same and/or ability to respond, and which shall be of a nature that OPHL is satisfied can reasonably be expected to result in the issuance of FDA Approval.  The provisions of Clause 2.3 shall thereupon apply as if references to the "Initial Term" and "Clause 2.2" were replaced by the "Approval Term" and "Clause 2.4", respectively.

2.5

If OHK is able to secure the issuance of FDA Approval for the products that are Antiviral Drugs Products within the Approval Term, the sub-licence granted in Clause 2.1 above shall be deemed granted for the Sales Term, subject to the terms and conditions of this Agreement.

2.6

If OHK is able to produce Antiviral Drugs Products that can be legally sold without FDA Approval, the sub-license granted in Clause 2.1 above shall be deemed granted for the Sales Term, subject to the terms and conditions of this Agreement.  Any renewal of the Sales Term shall be subject to further negotiation.

2.7

Pending the grant of a patent on the relevant Licensed Patents, OHK shall not use or exercise any invention thereof in any manner likely to give a ground for invalidity of an unprotected invention until OPHL notifies OHK that it is satisfied that the relevant Licensed Patents in respect of the subject invention will not need to be refiled or that no cognate application will need to be filed in order to properly protect the invention in the light of any development thereof.

2.8

OHK acknowledges that the sub-licence granted herein does not give OHK any rights whatsoever to conduct research or to develop or produce goods or to offer services in respect of the Licensed Patents other than in the Field relating to Antiviral Drugs, and all other rights in the Licensed Patents in the Field are reserved to OPHL or Walcom and (without limiting the foregoing) OPHL and/or Walcom are entitled to, and shall, exploit the Licensed Patents, including by the appointment of licensees or sub-licensees, in all other applications or potential applications of the Licensed Patents outside of the Field or not relating to Antiviral Drugs.

3

INFORMATION AND IMPROVEMENTS BY OPHL

3.1

In furtherance of the rights granted herein, OPHL shall :

(a)

supply OHK with such documents or drawings in the possession and control of OPHL and containing technical information, including the Information, relevant to the Existing Inventions as OHK may reasonably request; and

(b)

authorize OHK to use such documents, drawings and technical information in accordance with the provisions of this Agreement.

3.2

During the continuation of this Agreement, OPHL shall as soon as practicable notify OHK in writing and provide reasonable details to OHK of any Improvement Inventions received from Walcom by OPHL, or discovered by OPHL or its Associated Companies following research and development of the Existing Inventions, that may possibly have application in the Field relating to Antiviral Drugs; and such Improvement Inventions shall be deemed sub-licensed to OHK herein.

3.3

For the avoidance of doubt, in so far as any possible Improvement Invention is potentially capable of being patented by OPHL or Walcom, the obligation to notify OHK of any such Improvement Invention shall not arise until OPHL or Walcom has filed such patent application or applications as it is advised, for the field of application in question, and until after OPHL or Walcom has fully researched and explored the same Improvement Invention in relation to its application in fields (other than the Field relating to Antiviral Drugs) other than the specific field for which a patent application or applications has or have been filed, and such patent application or applications in such other fields of application (other than the Field relating to Antiviral Drugs) have been filed.

4

IMPROVEMENTS, PATENT APPLICATIONS AND FDA APPROVAL BY OHK

4.1

It is a condition precedent to this Agreement that with the benefit of the sub-licence granted pursuant to this Agreement, OHK shall engage in research and development in the Field relating to Antiviral Drugs, with the intention of producing marketable goods and/or providing services for human application and developing markets for the Antiviral Drugs Products, and such research and development will commence within six (6) months of the date of this Agreement.

4.2

Following such research and development by OHK in the Field relating to Antiviral Drugs, and given the nature of the Existing Inventions, it is possible that the Antiviral Drugs Products and/or the final products produced by OHK and/or the services provided by OHK may not be recognizable as having originated from the Licensed Patents.  Notwithstanding this, OHK recognizes that OPHL and/or Walcom have undertaken years of research and development to reach the stage of the Existing Inventions and that OHK is commercially and financially placed to a significant advantage by having the benefit of the sub-licence granted herein.  If OHK is successful in producing the Antiviral Drugs Products in whatever format or formulation, OHK will not attempt to avoid the payment of royalties pursuant to this Agreement or to deny that such Antiviral Drugs Products were created with the benefit of the Licensed Patents.

4.3

OHK irrevocably undertakes to:

(a)

inform OPHL in writing of all technical information concerning the Existing Inventions and any Improvement Inventions that become known to OHK or its Associated Companies;

(b)

to supply OPHL with any documents or drawings and explanatory materials relevant to the Existing Inventions and any Improvement Inventions that become known to OHK or its Associated Companies;

(c)

with effect from the date of this Agreement, and on every twelve (12) months anniversary thereafter, OHK shall provide to OPHL a detailed report in writing of the nature and extent of the research and development undertaken by OHK or its Associated Companies in the Field relating to Antiviral Drugs, together with the results of such research and development, and including any Sub-Licensee Inventions, and any proposed activities for the following twelve (12) month period;

(d)

provide OPHL with copies of any FDA Approval applications and correspondences received from the FDA and any other authority involved in the approval process for the Antiviral Drugs Products; and

(e)

confirm the identity of the company (whether OHK or any of its Associated Companies) undertaking the activities reported above.

4.4

Following such report, OHK shall provide such information and documentation as may reasonably be requested in writing by OPHL or Walcom, provided always that OHK shall not consider such a request to be unreasonable on the grounds of it being confidential information.

4.5

Subject to Clause 6 below, insofar as any Sub-Licensee Inventions discovered by OHK or its Associated Companies are identified by OPHL or Walcom as having potential application outside of the Field or not relating to Antiviral Drugs, OPHL and Walcom shall be free to use such Sub-Licensee Inventions as they apply in the Field relating to Antiviral Drugs for their own purposes and benefit for exploitation outside of the Field or not relating to Antiviral Drugs, and OHK hereby grants, and shall procure, without prejudice to Clause 6.1 below, that its Associated Companies grant, to OPHL and/or Walcom an exclusive perpetual royalty-free license in respect of any such Sub-Licensee Inventions as they apply in the Field relating to Antiviral Drugs, with the right to sub-license, for exploitation outside of the Field or not relating to Antiviral Drugs. OPHL or Walcom shall be entitled to call upon OHK to record such license against any patents registered by OHK.

4.6

For the avoidance of doubt, upon the operation of Clause 4.5 above, if OPHL or Walcom is able to develop the Sub-Licensee Inventions for application outside of the Field or not relating to Antiviral Drugs, and they or any one of them file patent applications in respect of such developments, all right and title in such developments and the patent applications filed by OPHL or Walcom arising out of the Sub-Licensee Inventions shall be vested in OPHL or Walcom, as the case may be.

4.7

Within sixty (60) days after the end of each calendar year, OHK shall provide OPHL with a report in writing detailing the progress made and steps taken during the calendar year in:

(a)

developing the Licensed Patents in order to facilitate their commercial exploitation in the Field relating to Antiviral Drugs; and

(b)

promoting and marketing the Antiviral Drugs Products (when applicable).

4.8

OPHL is entitled to disclose to Walcom all such information, documentations, drawings and materials as received from OHK under this Clause 4.

5

ROYALTIES

5.1

OHK shall pay to OPHL a royalty of six per cent (6%) of the Net Sales Value of all Antiviral Drugs Products sold by OHK.

5.2

Royalties due under this Agreement shall be paid for each quarter year ending on 31 March, 30 June, 30 September and 31 December, in respect of sales of Antiviral Drugs Products made during such quarter and within thirty (30) days of the end of the quarter in question.

5.3

OHK shall send to OPHL at the same time as each royalty payment is made in accordance with Clause 5.2, a statement setting out, in respect of each territory or region in which Antiviral Drugs Products are sold, the types of Antiviral Drugs Products sold, the quantity of each type sold, and the total Net Sales Value in respect of each type, expressed both in local currency and Hong Kong dollars and showing the conversion rate used, during the period to which the royalty payment relates.

5.4

OHK shall keep at its normal place of business for a period of six (6) years detailed and up to date records and accounts showing the quantity, description and value of Antiviral Drugs Products sold by it, and the amount of revenues received by OHK in respect of Antiviral Drugs Products on a country by country basis, and being sufficient to ascertain the royalties due under this Agreement.

5.5

OHK shall make such records and accounts available, on reasonable notice, for inspection during business hours by an independent auditor nominated by OPHL or Walcom for the purpose of verifying the accuracy of any statement or report given by OHK to OPHL under this Clause 5.  The auditor shall be required to keep confidential all information learnt during any such inspection, and to disclose to OPHL and Walcom only such details as may be necessary to report on the accuracy of OHK’s statement or report. OPHL or Walcom, as the case may be, shall be responsible for the auditor’s charges unless the auditor certifies that there is an inaccuracy of more than five per cent (5%) in any royalty statement, in which case OHK shall pay its charges in respect of that inspection.

5.6

All sums due under this Agreement :

(a)

are exclusive of value added tax or any other taxes, charges or duties which where applicable will be paid by OHK to OPHL in addition;

(b)

shall be paid in Hong Kong Dollars by cheque made payable to the person or persons designated by OPHL or irrevocable, confirmed letter of credit drawn on a Hong Kong bank, and in the case of sales received by OHK in a currency other than Hong Kong dollars, the royalty shall be calculated in such other currency and then converted into the equivalent Hong Kong Dollars at the buying rate of such other currency as quoted by the Hong Kong and Shanghai Banking Corporation Limited in Hong Kong as at the close of business on the last Business Day of the quarterly period with respect to which the payment is made;

(c)

shall be made without deduction of income tax or other taxes, charges or duties that may be imposed, except insofar as OHK is required to deduct the same to comply with applicable laws.  The parties hereto shall co-operate and take all steps reasonably and lawfully available to them, at the expense of OHK, to avoid deducting such taxes and to obtain double taxation relief.  If OHK is required to make any such deduction it shall provide OPHL with such certificates or other documents as it can reasonably obtain to enable OPHL to obtain appropriate relief from double taxation of the payment in question; and

(d)

shall be made by the due date, failing which OPHL may charge interest on any outstanding amount on a daily basis at a rate equivalent to three per cent (3%) above the Hong Kong and Shanghai Corporation Limited best lending rate then in force.

5.7

If at any time during the continuation of this Agreement OHK is prohibited from making any of the payments required hereunder by a governmental authority in any country then OHK will within the prescribed period for making the said payments in the appropriate manner use its best endeavours to secure from the proper authority in the relevant country permission to make the said payments and will make them within seven (7) days of receiving such permission.  If such permission is not received within thirty (30) days of OHK making a request for such permission then, at the option of OPHL, OHK shall either:

(a)

deposit the royalty payments due in the currency of the relevant country in a bank account designated by OPHL within such country; or

(b)

pay such royalty payments to an associated company of OPHL designated by OPHL and having offices in the relevant country designated by OPHL; or

(c)

pay OPHL out of its own funds the Hong Kong Dollar equivalent to the sums due to OPHL.

5.8

OHK agrees that if at any time during the continuation of this Agreement OHK is called upon by Walcom to pay royalties, that are due from OHK to OPHL under this Clause 5, to Walcom due to breaches of the Exclusive Licence Agreement by OPHL, OHK shall duly comply with Walcom's request and provide any other information reasonably requested by Walcom. OHK shall also provide OPHL with written notice setting out details of such request by Walcom and all OHK's payments to Walcom.

6

OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

6.1

All legal and beneficial rights of ownership, title and other interests, including Intellectual Property Rights, in the Licensed Patents belong to OPHL or Walcom, and all Intellectual Property Rights in any Improvement Inventions outside of the Field or not relating to Antiviral Drugs, including those discovered by OHK, shall belong to OPHL or Walcom.

6.2

Without prejudice to Clause 6.1 above, all legal and beneficial rights of ownership, title and other interests, including Intellectual Property Rights, in the Sub-Licensee Inventions shall be vested in OHK.

7.

DURATION AND TERMINATION

7.1

This Agreement and the sub-licence granted hereunder shall come into effect from the date of this Agreement and unless terminated earlier in accordance with this Clause 7, shall continue in force subject to and in accordance with Clause 2.

7.2

This Agreement shall terminate automatically on the termination of the Exclusive Licence Agreement for whatever reason. In such a case, and if there is any matter under this Agreement which needs to be dealt with after termination, OHK shall revert to OPHL as well as Walcom.

7.3

OPHL may terminate this Agreement upon thirty (30) days prior written notice if performance of its terms by OPHL would be contrary to the provisions of any applicable law or the rules or regulations of any stock exchange or other regulatory body, as binding on OPHL (or any company within the group of companies of which such OPHL is a member).

7.4

Without prejudice to any other right or remedy it may have, either party may terminate this Agreement at any time by notice in writing to the other party, such notice to take effect as specified in the notice :

(a)

if the other party is in breach of this Agreement and, in the case of a breach capable of remedy within thirty (30) days, the breach is not remedied within thirty (30) days of the other party receiving written notice specifying the breach and requiring its remedy; or

(b)

if the other party becomes insolvent, or if an order is made or a resolution is passed for the winding up of the other party, or if an administrator, administrative receiver or receiver is appointed in respect of the whole or any part of the other party’s assets or business, or if the other party makes any composition with its creditors or takes or suffers any similar or analogous action in consequence of debt or if there is a change in the ownership or control, direct or indirect, of shares carrying more than fifty per cent (50%) of the voting rights attaching to the issued share capital of OHK.

7.5

Upon termination of this Agreement for any reason:

(a)

OHK shall forthwith pay to OPHL any outstanding amount payable by OHK to OPHL pursuant to this Agreement;

(b)

OHK shall be entitled to sell, use or otherwise dispose of (subject to payment of royalties under Clause 5) any unsold or unused stocks of the Antiviral Drugs Products for a period of three (3) months following the date of termination;

(c)

subject to paragraph (b) above, OHK shall no longer be licensed to use or otherwise exploit in any way, either directly or indirectly, the Licensed Patents;

(d)

subject to paragraph (b) above, OHK shall consent to the cancellation of any sub-licence granted to it, or of any registration of it in any register, in relation to any of the Licensed Patents;

(e)

OPHL and Walcom shall continue to have the benefit of the license granted in Clause 4.5; and

(f)

subject as provided in this Clause 7.5 and except in respect of any accrued rights, neither party shall be under any further obligation to the other.

8.

WARRANTIES

8.1

OPHL warrants and undertakes that :

(a)

it has not, and will not do nor agree to do during the continuation of this Agreement, granted or agreed to grant any rights in the Licensed Patents in the Field relating to Antiviral Drugs; and

(b)

it will not during the continuation of this Agreement develop and use the Licensed Patents in the Field relating to Antiviral Drugs nor produce, sell, supply or offer to provide products or services in the Field relating to Antiviral Drugs.

8.2

OHK warrants and undertakes that it shall :

(a)

ensure that all of the Antiviral Drugs Products marketed by it are of satisfactory quality and comply with all applicable laws and regulations;

(b)

mark or cause to be marked in a legible manner on some conspicuous part of the Antiviral Drugs Products (or if this is not possible, on the packaging of the Antiviral Drugs Products) words indicating, as applicable, either that patent applications have been applied for or patent applications have been granted in respect of the Antiviral Drugs Products and giving the relevant patent application number(s) or patent number(s);

(c)

not carry out any illegal, deceptive, or unethical practices, whether or not they are to the disparagement of the Licensed Patents for OPHL or Walcom, or any other practices which may be detrimental to the Licensed Patents, OPHL, Walcom or to the public interest;

(d)

take all such steps as necessary to protect the Intellectual Property Rights in the Licensed Patents and the Sub-Licensee Inventions;

(e)

not challenge OPHL's or Walcom's ownership rights, Intellectual Property Rights or any other rights in the Licensed Patents, or their rights in the Sub-Licensee Inventions granted herein;

(f)

not engage, directly or indirectly, save for the rights granted herein, in research and development and manufacture of any products with the benefit of the Licensed Patents, in areas outside of the Field or not relating to Antiviral Drugs, and will not assist or procure any third party to be engaged in the same; and

(g)

not infringe the Intellectual Property Rights or other rights of any third party in furtherance of its research and development in the Field relating to Antiviral Drugs.

8.3

Each of OHK and OPHL acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

8.4

Without limiting the scope of Clause 8.3, nothing in this Agreement or the sub-licence granted hereunder shall be construed :

(a)

as a representation or warranty that the Licensed Patents or any of them will proceed to grant;

(b)

as a representation or warranty that the activities licensed hereunder or any of them are not infringements of any intellectual property rights of any third party; or

(c)

as a representation or warranty that the Existing Inventions or any other information communicated by OPHL to OHK under or in connection with this Agreement will produce Antiviral Drugs Products of satisfactory quality or fit for the purpose for which OHK intended.

8.5

To the extent legally permissible, OPHL hereby excludes liability to OHK for any and all loss or damage of any kind howsoever caused, including loss of profits or other consequential or special loss, arising from OHK's use of or inability to use the Licensed Patents.

9.

CONFIDENTIALITY

9.1

OHK shall not use the name of OPHL or Walcom or any of their employees in any public relations activities or other activities without OPHL's or Walcom's prior written consent.

9.2

OHK further acknowledges that any unauthorized disclosure by OHK regarding the Licensed Patents to any third party is likely to cause irreparable damage and competitive disadvantage to OPHL and Walcom.  In the event of any unauthorized disclosure to any third party, OHK will take any and all necessary steps to secure the return of any and all materials that have been provided to such third party and to mitigate the loss and damage that may have been caused to OPHL and/or Walcom.

9.3

OHK shall not use, divulge or communicate to any person (other than as permitted by this Agreement or with the prior written authority of OPHL) and shall keep confidential at all times, the Information relating to the Licensed Patents and shall use its best endeavours to prevent the unauthorised publication or disclosure of such Information. Notwithstanding the foregoing, OHK may disclose such Information to its employees who are directly involved with the development of the Antiviral Drugs Products, provided that such employees are first required to sign a confidentiality undertaking not to disclose or use such Information for purposes outside of their employment.

9.4

OHK shall also ensure that its employees are aware of and comply with the confidentiality provisions in this Agreement and OHK shall indemnify OPHL and Walcom against any loss or damage which OPHL or Walcom may sustain as a result of any breach of confidence by OHK or its employees.

9.5

Clause 9.2 shall not apply to any Information relating to the Licensed Patents which:

9.5.1

is in or has entered the public domain otherwise than as a result of publication or disclosure by OHK;

9.5.2

was previously known to OHK without breach of any duty of confidence (whether contractual or otherwise) or other than as a result of disclosure by OPHL;

9.5.3

was rightfully obtained by OHK from a third party without there being a duty of confidence; or

9.5.4

is required to be disclosed by law, but only to the extent and for the purpose of such disclosure, and provided OHK first gives OPHL not less than fourteen (14) days prior written notice of the legal obligation to give disclosure.

10.

INFRINGEMENT AND THIRD PARTY RIGHTS

10.1

OHK shall as soon as it becomes aware thereof give OPHL full particulars in writing of any use or proposed use by any other person, firm or company of any goods or processes which amounts or might amount to infringement of the Licensed Patents or the Sub-Licensee Inventions.

10.2

If OHK becomes aware that any other person, firm or company alleges that the Licensed Patents or the Sub-Licensee Inventions are invalid or that use of the Licensed Patents or Sub-Licensee Inventions infringes any rights of another party or that the Licensed Patents or Sub-Licensee Inventions can be challenged or are challenged as to validity, OHK shall immediately give OPHL full particulars in writing thereof and shall make no comment or admission to any third party in respect thereof.

10.3

OHK shall allow OPHL and/or Walcom to have the conduct of all proceedings relating to the Licensed Patents. OPHL and/or Walcom shall in their sole discretion decide what action if any to take in respect of any infringement or alleged infringement of the Licensed Patents or any other claim or counterclaim brought or threatened in respect of the use or registration of the Licensed Patents.  OHK shall not be entitled to bring any action for infringement of the Licensed Patents and neither OPHL nor Walcom shall be obliged to bring or defend any proceedings in relation to the Licensed Patents if they decide in their sole discretion not to do so.

10.4

OHK will at the request of OPHL or Walcom give full cooperation to them in any action, claim or proceedings brought or threatened in respect of the Licensed Patents.

10.5

The above provisions shall also apply to OHK and the Sub-Licensee Inventions as if references to OPHL above are references to OHK, and vice versa; save that OHK shall be obliged to take action at its own cost against infringers of the Sub-Licensee Inventions.

10.6

If any warning letter or other notice of infringement is received by a party hereto or legal suit or other action is brought against a party hereto, alleging infringement of third party rights in the manufacture, use or sale or offer of any Antiviral Drugs Products or use of any Existing Inventions or Sub-Licensee Inventions, that party shall promptly provide full details to the other party, and the parties hereto shall discuss the best way to respond.

10.7

OHK shall defend such suits relating to the Sub-Licensee Inventions and shall have the right to settle with such third party, provided that if any action or proposed settlement involves the making of any statement, express or implied, concerning the validity of any Licensed Patents, the consent of OPHL must be obtained before taking such action or making such settlement.

10.8

Each of OPHL and OHK undertakes to the other that they will not pursue the other for infringement of any patent rights in respect of which the other is licensed pursuant to this Agreement, provided always that the terms of this Agreement have been complied with.  For the avoidance of doubt, the non-payment of the royalties due pursuant to clause 5 may render OHK's sales of the Antiviral Drugs Products an infringement of OPHL's and Walcom's rights, and in the absence of royalties being paid OPHL and Walcom shall be entitled to threaten and pursue infringement claims.

11.

INDEMNITY

OHK shall fully indemnify OPHL and Walcom against any claims, actions, loss, damages, costs or expenses (on a full indemnity basis) which are made against or incurred by OPHL or Walcom as a result of any claim or threatened claim concerning the Sub-Licensee Inventions or the use by OHK of the Licensed Patents or otherwise in connection with the manufacture, use or sale of or offer of or any other dealing in any of the Antiviral Drugs Products by OHK.

12.

NOTICES

12.1

Any notice to be given under this Agreement shall be in writing and shall be sent by mail, or by fax (confirmed by mail), to the address of the other party hereto set out at the head of this Agreement, or to the relevant fax number set out below, or such other address or fax number as that party may from time to time notify to the other party in accordance with this Clause 12.  The addresses and fax numbers of the parties hereto are as follows :

OPHL

Obio Pharmaceutical Holdings Limited

Address :

Suite 1201, Tower 2, The Gateway,

25 Canton Road, Tsimshatsui, Kowloon, Hong Kong

Fax number:

2721 5334

For the attention:

Mr. Francis CHI

OHK

Obio Pharmaceutical (H.K.) Limited

Address :

Suite 1111, Tower 2, Silvercord, 30 Canton Road,

Tsimshatsui, Kowloon, Hong Kong

Fax number:

2721 5334

For the attention:

Mr. Kin Chung CHENG

13.2

Notices sent as above shall be deemed to have been received three (3) Business Days after the day of posting in the case of mail, or on the next working day after transmission (in the case of fax messages, but only if a transmission report is generated by the sender’s fax machine recording a message from the recipient’s fax machine, confirming that the fax was sent to the number indicated above and confirming that all pages were successfully transmitted).

14.

GENERAL PROVISIONS

14.1

Each of the parties hereto agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary or reasonably desirable to implement and/or give effect to this Agreement and the transactions contemplated by it.

14.2

Any right, power or remedy expressly conferred upon any party under this Agreement shall be in addition to, not exclusive of, and without prejudice to all rights, powers and remedies which would, in the absence of express provision, be available to it, and may be exercised as often as such party considers appropriate.

14.3

No failure, relaxation, forbearance, indulgence or delay of any party in exercising any right or remedy provided by law or under this Agreement shall affect the ability of that party subsequently to exercise such right or remedy or to pursue any other rights or remedies, nor shall such failure or delay constitute a waiver or variation of that or any other rights or remedy.  No single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

14.4

The parties hereto intend that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws applied in each jurisdiction in which enforcement is sought.  If any particular provision or part of this Agreement shall be held to be invalid or unenforceable, then such provision shall (so far as invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement, but without invalidating any of the remaining provisions of this Agreement.

14.5

No variation of any of the terms of this Agreement shall be effective unless such variation is made in writing and signed by or on behalf of each of the parties hereto.

14.6

This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  OHK shall not take any steps to assign, transfer, charge or otherwise deal with all or any of its rights and/or obligations under or pursuant to this Agreement without the prior written consent of OPHL.

14.7

OHK shall not make any press or other public announcement concerning any aspect of this Agreement, or make any use of the name of OPHL or Walcom in connection with or in consequence of this Agreement, without the prior written consent of OPHL.

14.8

This Agreement, including its Schedules, sets out the entire agreement between the parties hereto relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter.  The parties hereto acknowledge that they are not relying on any representation, agreement, term or condition which is not set out in this Agreement.

14.9

None of the parties shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other’s behalf.

14.10

Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the parties.

15.

GOVERNING LAW AND JURISDICTION

This Agreement (together with all documents referred to in it) shall be governed by and construed and take effect in accordance with the laws of Hong Kong (which each of the parties hereto considers to be suitable to govern the international commercial transactions contemplated by the agreement).  Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong for the determination of any question, dispute, suit, action or proceedings arising out of or in connection with this Agreement.

SCHEDULE 1 Patent Applications
Applicant	Type of Patent
Walcom Animal Science (I.P.) Limited	Dairy cow feed invention
Walcom Animal Science (I.P.2) Limited	Cysteamine-containing composition invention
Walcom Animal Science (I.P.3) Limited	Feed for fish and use thereof
Walcom Animal Science (I.P.4) Limited	Antibodies to Adipose Tissues
Walcom Animal Science (I.P.5) Limited	Poultry feed invention

Walcom Animal Science (I.P.) Limited

Title	Country Filed	Filing Date	Application No.
Dairy cow feed and the use thereof	UK	19 Sep 2001	0122610.9

Cow feed containing cysteamine	Hong Kong	20 Aug 2003	03105970.0

Composition with multiple uses for dairy animals	Thailand	9 Dec 2002	078685
	Malaysia	12 Dec 2002	PI 20024662

Composition comprising cysteamine for improving lactation in dairy animals	PCT	18 Sep 2002	PCT/EP02/10518
	Japan	18 Mar 2004	2003-528535
	Canada	18 Mar 2004	2,460,885
	Brazil	18 Mar 2004	PI 0.212.596-0
	Mexico	18 Mar 2004	PA/a/2004/002594
	South Korea	18 Mar 2004	10-2004-7003985
	India	05 Apr 2004	00866/DELNP/2004
	New Zealand	06 Apr 2004	532176
	Europe	08 Apr 2004	02798740.3
	Australia	15 Apr 2004	2002333863
	Russia	16 Apr 2004	2004111667
	USA	24 Jun 2004	10/489,700
	PRC	14 May 2004	02822635.6
	New Zealand	16 Sep 2005	542437
	Australia	---	---
	Philippines	16 Sep 2002	1-2002-000662
	Taiwan	18 Sep 2002	91121350

Walcom Animal Science (I.P.2) Limited

Title	Country Filed	Filing Date	Application No.
Composition for promoting growth in animals containing cysteamine or its salts and the use of the same	PRC	13 Dec 2000	00132107.2

Composition for Regulating animal growth, method of manufacture and use thereof	PCT	12 Dec 2001	PCT/EP01/14628
	Philippines	7 Aug 2002	1-2002-500027
	EPO	21 May 2003	01986869.4
	Australia	27 May 2003	38425/02
	Brazil	11 Jun 2003	PI 0116076-1
	Canada	09 Jun 2003	2,431,250
	Indonesia	11 Jun 2003	W00 2003 01134
	India	19 May 2003	00768/DELNP/2003
	North Korea	28 May 2003	03-1491
	South Korea	13 Jun 2003	2003-7007909
	Mexico	28 May 2003	PA/a/2003/004,764
	New Zealand	23 May 2003	526076
	Russian Federation	11 Jul 2003	2003121238
	Ukraine	11 Jul 2003	2003076521
	USA	6 Jul 2004	10/885,261
	Vietnam	20 May 2003	1-2003-00450
	South Africa	20 May 2003	2003/3877
	Poland	12 Jun 2003	P.363303
	Japan	29 May 2003	2002-549641
	PRC	13 Jun 2003	01820603.4
	PRC	5 Jan 2006	200610000415.4
	Taiwan	10 Dec 2001	90130555
Materials and Methods for Improving Livestock Productivity	U S	20 Jan 2006	11/335,938
	Argentina	17 Feb 06	P060100578
	Malaysia	31 Jan 2006	TBA
	Thailand	1 Feb 06	108339
	Taiwan	31 Jan 2006	TBA

Composition for promoting growth in animals containing cysteamine or its salts and the use of the same	Hong Kong	14 Jan 2003	03100339.7

Walcom Animal Science (I.P.3) Limited

Title	Country Filed	Filing Date	Application No.
Feed for fish containing cysteamine	UK	20 Feb 2002	0203991.5
	Hong Kong	19 Mar 2004	04102051.8

Feed for fish and use thereof	Taiwan	1 Jul 2002	91114532
	Thailand	18 Feb 2003	080161
	Taiwan	19 Feb 2003	92103458
	Malaysia	19 Feb 2003	PI 20030567
	PCT	20 Feb 2003	PCT/EP03/01733
	USA	17 Sep 2004	10/504,257
	Philippines	10 Aug 2004	1-2004-501208
	Canada	17 Aug 2004	2,476,620
	Indonesia	18 Aug 2004	W-00 2004 01757
	South Korea	19 Aug 2004	2004-7012877
	Japan	19 Aug 2004	2003-568995
	Vietnam	19 Aug 2004	1-2004-00794
	Russia	17 Sep 2004	2004127946
	Europe	17 Sep 2004	03742561.8
	PRC	20 Oct 2004	03808864.9
	Hong Kong	26 Jan 2006	06101253.4

Walcom Animal Science (I.P.4) Limited

Title	Country Filed	Filing Date	Application No.
Antibodies to Adipose Tissues	UK	5 Jun 2002	0212876.7
	PCT	5 Jun 2003	PCT/EP03/05896
	Europe	26 Nov 2004	03740187.4
	USA	30 Nov 2004	10/516,428
	South Korea	2 Dec 2004	2004-7019596
	Japan	2 Dec 2004	2004-511348
	Brazil	3 Dec 2004	PI 0311586-0
	PRC	6 Dec 2004	03813074.2
	Hong Kong	17 Feb 2006	06102180.0

Antibodies directed to the adipose tissues in an animal, method of producing such antibodies, and uses of said antibodies in modulating the contents of adipose tissues in a target animal	Taiwan	1 Jul 2002	91114531

Walcom Animal Science (I.P.5) Limited

Title	Country Filed	Filing Date	Application No.
Poultry feed and the use thereof	UK	23 Jul 2001	0117902.7
	Taiwan	28 Sep 2001	90124096

Composition comprising cysteamine for specific uses in poultry raising and egg production	PCT	12 Jun 2002	PCT/EP02/06430
	North Korea	19 Feb 2004	04-1540
	India	23 Feb 2004	00423/DELNP/2004
	Europe	16 Feb 2004	02754659.7
	Canada	17 Feb 2004	2,457,954
	Russia	19 Feb 2004	2004105036
	Hong Kong	18 May 2005	05104171.8
	Australia	16 Feb 2004	2002320849
	Mexico	20 Feb 2004	PA/a/2004/001632
	PRC	15 Mar 2004	02818059.3

Composition with multiple uses for dairy animals	Taiwan	18 Sep 2002	91121350

Composition with multiple uses for poultry	Taiwan	12 Jun 2002	91112814
	Malaysia	18 Nov 2002	PI 20024306
	Thailand	13 Nov 2002	078011
	Philippines	26 Nov 2002	1-2002-500048
	USA	7 Sep 2004	10/486,862

Poultry feed and the use thereof	Hong Kong	26 Feb 2003	03101426.9

Composition for enhancing animal vaccine efficacy	PRC	27 Sep 2005	200510105541.1
Method for enhancing H5N1 Avian Influenza Vaccine Efficacy	PRC	19 May 2006	200610081439.7

SCHEDULE 2

SCOPE OF DESCRIPTION OF EXISTING INVENTIONS

Walcom has developed a proprietary formulation of cysteamine that has been protected by several granted patents, with many more related patent applications under consideration in countries around the world.  The pure cysteamine compound is very difficult to store and administer, since it is readily oxidised on exposure to air to an inactive compound.  It also has the severe disadvantage for a feed additive of having a remarkably bad odour, akin to that of bad eggs.  Cysteamine in the Walcom products is encapsulated in a proprietary formulation that includes cyclodextrin.  This Walcom formulation gives granules in which the cysteamine is very stable (not readily oxidised in air and tolerant of the heat treatment that is routinely applied to feed additives).  The granules are easy to add to feed and are very palatable for the livestock, since the cyclodextrin molecules that enclose the cysteamine also mask the bad odour.  Additional flavourings appropriate for each species can also be included.

Walcom’s Patents are primarily focused in:

-  Proprietary Micro-Encapsulation Technology on Cysteamine, of which all / most of the adverse side effects of the substance have been subdued.

-  Growth Promoting effect for all animals (including fish).

In addition to effects on growth, cysteamine has been shown to enhance the activity of the immune system.  Such actions are expected in the light of the observation that cysteamine promotes the release of Growth Hormone, since there is increasing evidence that Growth Hormone, and the subsequently formed Insulin-Like-Growth-Factor-1 (IGF-1) have a powerful influence on immunity.

Moreover, cysteamine has also been discovered to have a positive synergistic effect in enhancing the antibody titer of the animals after being vaccinated, including H5N1 Avian Influenza Vaccine.

EXECUTION PAGE

IN WITNESS whereof, the parties hereto have duly executed this Agreement the day and year first above written.

SEALED with the COMMON SEAL

)

of OBIO PHARMACEUTICAL

)

HOLDINGS LIMITED and

)

SIGNED BY

Mr. Francis CHI

)

in the presence of :-

 Ms. Patricia Yee Ying LEUNG

)

SEALED with the COMMON SEAL

)

of OBIO PHARMACEUTICAL

)

(H.K.) LIMITED and

)

SIGNED BY

Mr. Kin Chung CHENG

)

in the presence of :-

 Mr. Siu Ting FAN

)